Evoqua Water Technologies Reports Fourth Quarter and Full Year 2020 Results
Fourth Quarter 2020 Financial Highlights:
•Consolidated revenue of $383.9 million, down 6.9% compared to the prior year period; organic revenue down 1.7%
•Net income of $31.1 million compared to net income of $1.9 million in the prior year period
•Adjusted EBITDA of $75.6 million, a decline of 4.7% compared to the prior year period
Full Year 2020 Financial Highlights:

•Consolidated revenues of $1.43 billion, down 1.0% compared to the prior year; organic revenue increased 1.5%
•Net income of $114.4 million compared to a net loss of $8.5 million in the prior year
•Adjusted EBITDA of $239.6 million, up 2.0% from the prior year
•Net debt leverage ratio improved to 3.0x Adjusted EBITDA

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its fourth quarter and fiscal year ended September 30, 2020.
Revenue for the fourth quarter of fiscal 2020 was $383.9 million compared to $412.5 million in the prior year period, a decrease of 6.9% or $28.6 million. The change in revenue was driven primarily by the net impact of acquisitions and the divestiture of the Memcor product line, which resulted in a net decrease in revenue of 5.8% or $24.0 million, in addition to a decline in organic revenue of 1.7% or $6.9 million. The revenue decline was partially offset by a favorable change in foreign currency translation of $2.3 million, an increase of 0.6% as compared to the prior year period. Net income for the quarter was $31.1 million, resulting in diluted earnings per share (“EPS”) of $0.26 as compared to net income of $1.9 million and diluted EPS of $0.01 in the prior year period. The change in net income for the quarter as compared to the prior year period was predominately impacted by a favorable change in non-cash foreign currency translation of $13.5 million, lower tax expense of $6.7 million, and $5.4 million of lower interest expense. Adjusted EBITDA for the quarter was $75.6 million as compared to $79.3 million in the prior year period. The decline in Adjusted EBITDA was primarily driven by the net impact in the period of the Memcor product line divestiture, partly offset by better margins and cost containment measures. Adjusted EPS was $0.29 for the quarter as compared to $0.17 in the prior year period, driven by lower tax and interest expense. See the “Use of Non-GAAP Measures” section below for additional information regarding Adjusted EBITDA and Adjusted EPS.
For fiscal 2020, revenue was $1.43 billion compared to $1.44 billion in the prior year, a decline of 1.0% or $14.9 million. The change in revenue was driven by the net impact of acquisitions and the divestiture of the Memcor product line, which resulted in a net decrease in revenue of 2.5% or $35.4 million, offset by an increase in organic revenue of 1.5% or $22.2 million. The revenue decline was also partially related to an overall unfavorable change in foreign currency translation of $1.7 million, a decrease of 0.1% as compared to the prior year. Net income for the year was $114.4 million, resulting in diluted EPS of $0.94 as compared to a net loss of $8.5 million and diluted EPS of $(0.08) in the prior year. The change in net income for the full year includes a net pre-tax benefit from the divestiture of the Memcor product line in the current year of $57.7 million, favorable change in non-cash foreign currency translation of $20.8 million, and a net decline in transaction costs, stock based compensation, restructuring and other charges of $27.2 million. For fiscal 2020, Adjusted EBITDA was $239.6 million as compared to Adjusted EBITDA of $235.0 million in the prior year, an increase of $4.6 million or 2.0%. The increase in Adjusted EBITDA for fiscal 2020 as compared to the prior year was driven primarily by improved gross margins and operational efficiencies, including temporary cost controls, as the Company has navigated the economic uncertainties presented by COVID-19. These favorable impacts more than offset the decline in Adjusted EBITDA generated by the divestiture of the Memcor product line. Adjusted EPS for the year was $0.67 as compared to $0.41 in the prior year, driven by the factors discussed as well as lower tax and interest expense. Net debt leverage ratio improved year over year to 3.0x Adjusted EBITDA from 3.8x Adjusted EBITDA. This improvement was generated by strong cash generation from the Company’s core operations as well as cash generated from the divestiture of the Memcor product line.
“I am very pleased with the performance delivered in the fourth quarter and throughout an unprecedented year of 2020, as we maintained uninterrupted service to our customers and executed on our strategy while addressing the challenges presented by COVID-19. We prioritized our efforts on protecting the health and safety of our employees and maximizing customer facing operations while delivering year-over-year improvements across most key financial metrics. I am confident that the actions taken result in an Evoqua that is stronger, more nimble and more effective as we enter 2021,” said Mr. Ron Keating, Evoqua’s CEO.
Mr. Keating continued, “Our solid performance throughout the year reflects the resiliency of our business and the balanced strength from the diverse end markets that we serve. We were pleased to see organic orders grow double digits in the fourth quarter as a result of increasing demand for our outsourced water solutions that provide long term, steady and recurring revenues. Organic revenues were up 1.5% for the full year. Adjusting for the sale of Memcor, we reported increases in Adjusted EBITDA for the fourth quarter and full year versus the prior periods. Additionally, liquidity increased sequentially by $49.0 million to over $300 million and net leverage improved to 3.0 times Adjusted EBITDA. Continuing our strategy of accretive tuck-in acquisitions, I would like to welcome the employees of Aquapure Technologies to Evoqua, as we concluded this acquisition in September.”
Mr. Keating concluded, “Entering 2021, we remain highly vigilant and focused on employee health and safety, maintaining customer operational uptime and continued balance sheet flexibility. We are prepared to successfully navigate potential COVID-19 challenges as we deliver on our value proposition of providing mission critical water treatment and technologies across our diverse set of end markets. Given market uncertainties due to COVID-19, our base case for the upcoming year is flat to slight growth in sales and adjusted EBITDA as we factor in order conversion timing and the investment in outsourced water projects that will extend well beyond 2021. We expect to see our liquidity position continue to remain strong and net leverage to improve.”

Fourth Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the fourth quarter are as follows:
Integrated Solutions and Services
Segment revenues increased $1.5 million, or 0.6%, to $249.5 million in the fourth quarter of fiscal 2020 as compared to the prior year period.
•Capital revenue increased by $4.7 million, exclusive of acquisitions, as compared to the prior year period. The increase was primarily driven by continued strong demand for water solutions and systems in the microelectronics end market.
•Service revenue decreased by $3.5 million as compared to the prior year period. The impact was primarily related to shut-downs and delays in the refining and oil and gas markets, as well as other COVID-19 related deferrals or delays across a variety of end markets. Timing of completion of certain large projects in the prior year period also contributed to the lower revenues, partly offset by price realization related to established service contracts.
•Aftermarket revenue declined by $1.0 million, while the recent investment in Frontier Water Systems, LLC contributed $1.3 million of revenue in the period.
Operating profit decreased by $3.1 million, or 6.7%, to $43.2 million in the fourth quarter of fiscal 2020 as compared to the prior year period.
•Increased volume and price realization drove a $2.3 million increase in segment profitability as compared to the prior year period. Additionally, cost containment measures implemented in response to the uncertainties of COVID-19 accounted for an additional $2.1 million increase in segment profitability.
•Profitability was negatively impacted by $1.3 million of operational variances related to lower service volumes and service related productivity due to customer shutdowns and enhanced safety protocols in response to COVID-19, as well as $4.3 million related to increased employee related expenses.
•Depreciation and amortization expense increased by $1.9 million compared to the prior year period as the segment continues to invest in revenue generating assets.
Segment Adjusted EBITDA decreased $1.0 million, or 1.6%, to $60.3 million in the fourth quarter of fiscal 2020 as compared to the prior year period. The decline in segment Adjusted EBITDA generally resulted from the same factors that impacted operating profit, other than the change in depreciation and amortization, and also excludes restructuring charges recognized in the period.

Applied Product Technologies
Segment revenues decreased by $30.1 million, or 18.3%, to $134.4 million in the fourth quarter of fiscal 2020 as compared to the same period in the prior year.
•The divestiture of the Memcor product line resulted in a reduction in revenue of $25.3 million.

•Revenue declined across multiple product lines in the Americas and EMEA regions, mainly due to COVID-19 related customer site closures and delays. These decreases were partially offset by revenue growth in the Asia Pacific region, driven by volume in the Electro-deionization and Disinfection product lines as demand continued to improve in the region as it recovers from COVID-19. The net impact was an overall decline in revenue of $7.2 million as compared to the prior year period.

•Foreign currency translation resulted in a favorable revenue impact of $2.4 million as compared to the prior year period.
Operating profit decreased $7.2 million to $23.8 million for the fourth quarter of fiscal 2020 as compared to the prior year period.
•The divestiture of the Memcor product line contributed $5.9 million to the decrease in operating profit.
•Improvement in operational efficiencies and cost containment measures offset the impact of lower volume from organic revenue and variances in product mix, contributing a net $1.8 million in profitability as compared to the prior year period. Profitability was unfavorably impacted by $1.0 million in increased inflation and employee costs.

•Segment operating profit also includes the positive impact of $1.0 million of lower depreciation expense and $0.4 million of favorable foreign currency translation.
•Further net operating profit decrease of $3.5 million was attributable to higher restructuring and other non-recurring charges as compared to the prior year period.

Segment Adjusted EBITDA decreased $4.6 million, or 12.3%, to $32.7 million in the fourth quarter of fiscal 2020 as compared to $37.3 million in the same period of the prior year. The decrease in segment Adjusted EBITDA was driven by the same factors which impacted segment operating profit, other than the change from depreciation and amortization, and also excludes restructuring and other non-recurring activity recognized in the period.
Fourth Quarter and Fiscal 2020 Earnings Call and Webcast
The Company will hold its fourth quarter and full year fiscal 2020 earnings conference call Tuesday, November 17, 2020, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/. The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Revenue from product sales and services	$383,861	$412,468	$1,429,456	$1,444,441
Cost of product sales and services	(261,213)	(282,141)	(979,653)	(1,018,479)
Gross profit	122,648	130,327	449,803	425,962
General and administrative expense	(39,830)	(64,442)	(192,597)	(217,013)
Sales and marketing expense	(34,322)	(35,390)	(136,167)	(138,936)
Research and development expense	(3,543)	(3,916)	(13,198)	(15,300)
Total operating expenses	(77,695)	(103,748)	(341,962)	(371,249)
Other operating (expense) income, net	(418)	893	60,607	4,959
Income before interest expense and income taxes	44,535	27,472	168,448	59,672
Interest expense	(9,362)	(14,797)	(46,682)	(58,556)
Income before income taxes	35,173	12,675	121,766	1,116
Income tax expense	(4,035)	(10,721)	(7,371)	(9,587)
Net income (loss)	31,138	1,954	114,395	(8,471)
Net (loss) income attributable to non‑controlling interest	(170)	266	746	1,052
Net income (loss) attributable to Evoqua Water Technologies Corp.	$31,308	$1,688	$113,649	$(9,523)
Basic income (loss) per common share	$0.26	$0.01	$0.97	$(0.08)
Diluted income (loss) per common share	$0.26	$0.01	$0.94	$(0.08)

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amounts)

	September 30, 2020	September 30, 2019
ASSETS
Current assets	$695,712	$637,293
Cash and cash equivalents	193,001	109,881
Receivables, net	260,479	257,585
Inventories, net	142,379	137,164
Contract assets	80,759	73,467
Other current assets	19,094	21,940
Assets held for sale	—	37,256
Property, plant, and equipment, net	364,461	333,584
Goodwill	397,205	392,890
Intangible assets, net	309,967	314,767
Operating lease right-of-use assets, net	45,965	—
Other non-current assets	31,148	28,505
Non-current assets held for sale	—	30,809
Total assets	$1,844,458	$1,737,848
LIABILITIES AND EQUITY
Current liabilities	$349,555	$322,221
Accounts payable	153,890	144,247
Current portion of debt	14,339	13,418
Contract liabilities	26,259	39,051
Accrued expenses and other liabilities	143,389	101,839
Other current liabilities	11,678	9,458
Liabilities held for sale	—	14,208
Non-current liabilities	1,012,840	1,049,805
Long-term debt	861,695	951,599
Obligation under operating leases	37,796	—
Other non-current liabilities	113,349	94,541
Non-current liabilities held for sale	—	3,665
Total liabilities	1,362,395	1,372,026
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 119,486 shares, outstanding 117,291 at September 30, 2020; issued 116,008, outstanding 114,344 shares at September 30, 2019	1,189	1,154
Treasury stock: 2,195 shares at September 30, 2020 and 1,664 shares at September 30, 2019	(2,837)	(2,837)
Additional paid-in capital	564,928	552,422
Retained deficit	(62,664)	(174,976)
Accumulated other comprehensive loss, net of tax	(20,472)	(13,004)
Total Evoqua Water Technologies Corp. equity	480,144	362,759
Non-controlling interest	1,919	3,063
Total shareholders’ equity	482,063	365,822
Total liabilities and shareholders’ equity	$1,844,458	$1,737,848

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Year Ended September 30,
	2020	2019
Operating activities
Net income (loss)	$114,395	$(8,471)
Reconciliation of net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	107,268	98,236
Amortization of debt related costs (includes $1,795 and $0 write off of deferred financing fees)	4,026	2,612
Deferred income taxes	(1,234)	1,948
Share-based compensation	10,509	19,903
Loss (gain) on sale of property, plant and equipment	950	(932)
Gain on sale of business	(68,051)	—
Foreign currency exchange (gains) losses on intercompany loans and other non-cash items	(8,202)	10,713
Changes in assets and liabilities	(1,303)	1,187
Net cash provided by operating activities	158,358	125,196
Investing activities
Purchase of property, plant and equipment	(88,456)	(88,869)
Purchase of intangibles	(6,529)	(6,426)
Proceeds from sale of property, plant and equipment	1,191	3,636
Proceeds from sale of business, net of cash of $12,117 and $0	118,894	—
Acquisitions, net of cash received of $0 and $2,073	(13,108)	(2,873)
Net cash provided by (used in) investing activities	11,992	(94,532)
Financing activities
Issuance of debt, net of deferred issuance costs	21,959	38,381
Borrowings under credit facility	2,597	292,825
Repayment of debt	(117,131)	(307,809)
Repayment of finance lease obligation	(13,441)	(12,900)
Payment of earn-out related to previous acquisitions	(470)	(461)
Proceeds from issuance of common stock	18,927	363
Taxes paid related to net share settlements of share-based compensation awards	—	(1,270)
Cash paid for interest rate cap	—	(2,235)
Distribution to non‑controlling interest	(1,890)	(1,150)
Net cash (used in) provided by financing activities	(89,449)	5,744
Effect of exchange rate changes on cash	2,219	(1,601)
Cash and cash equivalents classified as held for sale	—	(7,291)
Change in cash and cash equivalents	83,120	27,516
Cash and cash equivalents
Beginning of period	109,881	82,365
End of period	$193,001	$109,881

Use of Non-GAAP Measures
Adjusted EBITDA
We use the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past performance and future prospects. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, transaction costs and other gains, losses and expenses.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA, which is a non-GAAP financial measure, because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:
•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation which is based in part on components of Adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted Net Income and Adjusted Earnings Per Share (“EPS”)

Adjusted Net Income is a non-GAAP financial measure that is calculated as net income (loss) adjusted to exclude restructuring and related business transformation costs, share-based compensation, transaction costs, and other (gains) losses and expenses as discussed in the “Adjusted EBITDA” section above, as well as extraordinary interest charges plus or minus the related changes in provision for income taxes.

We present Adjusted Net Income and Adjusted EPS because we believe they are frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, we believe they provide greater clarity and comparability period over period to management and our investors regarding ongoing operating performance and highlighting related operating trends.

The following is a reconciliation of our Net income (loss) to Adjusted EBITDA (unaudited):

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2020	2019	2020	2019
Net income (loss)	$31.1	$1.9	$114.4	$(8.5)
Income tax expense	4.1	10.8	7.4	9.6
Interest expense	9.4	14.8	46.6	58.6
Operating profit	44.6	27.5	168.4	59.7
Depreciation and amortization	27.2	26.8	107.3	98.2
EBITDA	71.8	54.3	275.7	157.9
Restructuring and related business transformation costs (a)	6.4	5.7	17.4	24.2
Share-based compensation (b)	1.9	5.7	10.5	20.0
Transaction costs (c)	0.9	6.1	1.9	11.6
Other (gains) losses and expenses (d)	(5.4)	7.5	(65.9)	21.3
Adjusted EBITDA	$75.6	$79.3	$239.6	$235.0
(a)    Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i)    Certain costs and expenses in connection with various restructuring initiatives, including severance costs, relocation costs, recruiting expenses, and third-party consultant costs to assist with these initiatives. This includes:
(A)     amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line;
(B)    amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and
(C)     amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2020	2019	2020	2019
Post Memcor divestiture restructuring(1)	$4.2	$—	$9.1	$—
Cost of product sales and services ("Cost of sales")	2.9	—	6.6	—
S&M expense	0.2	—	0.2	—
G&A expense	0.7	—	1.9	—
Other income/expense	0.4	—	0.4	—
Two-segment restructuring(2)	$0.2	$2.1	$2.1	$11.9
Cost of sales	—	1.2	1.0	5.2
R&D expense	—	—	—	0.1
S&M expense	—	0.2	—	1.1
G&A expense	0.2	0.7	1.1	5.5
Various other initiatives(3)	$—	$0.1	$1.0	$1.4
Cost of sales	—	0.1	0.7	0.8
S&M expense	—	—	0.1	—
G&A expense	—	—	0.2	0.6
Total	$4.4	$2.2	$12.2	$13.3
(1)     of which $8.3 million is reflected in restructuring charges in Note 14, “Restructuring and Related Charges,” to our Consolidated Financial Statements to be included in our Annual Report on Form 10-K for the year ended September 30, 2020 (the “Restructuring Footnote”).
(2)    of which $2.1 million and $11.1 million is reflected in the Restructuring Footnote in the twelve months ended September 30, 2020 and 2019, respectively.
(3)    all of which is reflected in the Restructuring Footnote for the twelve months ended September 30, 2020 and 2019, respectively.
(ii)    legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on Memcor products and certain discontinued products. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2020	2019	2020	2019
Cost of sales	$1.0	$0.6	$1.5	$0.8
G&A expense	0.4	0.1	0.7	0.8
Total	$1.4	$0.7	$2.2	$1.6
(iii)    expenses associated with our information technology and functional infrastructure transformation subsequent to the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2020	2019	2020	2019
Cost of sales	$—	$0.3	$0.1	$0.7
G&A expense	0.3	2.5	0.9	8.4
Total	$0.3	$2.8	$1.0	$9.1
(iv)    costs associated with the secondary public offering of common stock by certain shareholders of the Company, as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2020	2019	2020	2019
G&A expense	$0.3	$—	$2.0	$0.2
Total	$0.3	$—	$2.0	$0.2
(b)    Share-based compensation
    Adjusted EBITDA is calculated prior to considering non-cash share-based compensation expenses related to equity awards. See Note 17, “Share-Based Compensation,” to our Consolidated Financial Statements to be included in our Annual Report on Form 10-K for the year ended September 30, 2020 for further detail.
(c)    Transaction related costs
    Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Such costs may include, without limitation, consulting and legal costs associated with due diligence and closing a transaction, restructuring and integration costs such as severance, facility consolidation costs, product rationalization or inventory obsolescence charges, system integration or conversion costs, fair value changes associated with contingent consideration, and costs associated with any litigation matters that arise subsequent to our acquisition of a business for which the matter in question preceded the transaction, but was not known, not probable or unresolved at the date of acquisition. We believe that viewing earnings prior to considering these charges provides investors with useful additional perspective because the significant costs incurred in connection with business combinations result primarily from the need to eliminate duplicate assets, activities or employees - a natural result of acquiring or disposing a fully integrated set of activities. Integration and restructuring costs associated with a business combination may occur over several years. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2020	2019	2020	2019
Cost of sales	$0.2	$1.8	$0.1	$3.2
G&A expense	0.7	4.3	1.8	8.4
Total	$0.9	$6.1	$1.9	$11.6
(d)    Other (gains), losses and expenses
    Adjusted EBITDA is calculated prior to considering certain other significant (gains), losses and expenses. Such significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and qualitative aspects of their nature and they may be highly variable and difficult to predict. Unusual items may represent items that are not part of our ongoing business, items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis, items that would be non-recurring, or items related to products we no longer sell. While not all-inclusive, examples of items that could be included as other (gains), losses and expenses would be amounts related to non-cash foreign currency exchange gains and losses on intercompany loans, significant warranty events, and certain disposals of businesses, products or facilities that do not qualify as discontinued operations under GAAP. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses;
(ii)foreign exchange impact related to headquarter allocations;
(iii)expenses on disposal related to maintaining non-operational business locations, net of gain on sale;
(iv)expenses incurred by the Company related to the remediation of manufacturing defects caused by a third-party vendor for which partial restitution was received;
(v)charges incurred by the Company related to product rationalization in its electro-chlorination business;

(vi)net pre-tax benefit on the sale of the Memcor product line, which is net of $8.3 million of discretionary compensation payments to employees in connection with the transaction and $2.1 million in transaction costs incurred in the twelve months ended September 30, 2020 and a gain on the sale of property at a location in our German operations in the twelve months ended September 30, 2019;
(vii)expenses incurred by the Company related to the write-off of inventory associated with product rationalization and facility consolidation; and

(viii)expenses incurred by the Company as a result of the COVID-19 pandemic, including additional charges for personal protective equipment, increased costs for facility sanitization and one-time payments to certain employees.

    Other adjustments include the following (gains), losses and expenses for the periods presented below:

Three Months Ended September 30, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$(0.1)	$—	$—	$(0.1)	$0.3	$(0.1)	$—	$0.1	$0.1
G&A expense	(6.1)	—	—	—	—	0.2	—	0.1	(5.8)
Other operating (income) expense	—	—	—	0.1	—	0.2	—	—	0.3
Total	$(6.2)	$—	$—	$—	$0.3	$0.3	$—	$0.2	$(5.4)

Three Months Ended September 30, 2019
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.2	$—	$(0.1)	$0.4	$0.9	$—	$—	$—	$1.4
G&A expense	6.5	—	—	—	—	—	—	—	6.5
Other operating (income) expense	—	—	(0.4)	—	—	—	—	—	(0.4)
Total	$6.7	$—	$(0.5)	$0.4	$0.9	$—	$—	$—	$7.5

Year Ended September 30, 2020
	Other Adjustments
	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$(0.2)	$—	$—	$—	$0.7	$0.1	$—	$0.8	$1.4
G&A expense	(8.5)	—	—	—	—	0.3	—	0.5	(7.7)
Other operating (income) expense	—	—	—	(1.5)	—	(58.1)	—	—	(59.6)
Total	$(8.7)	$—	$—	$(1.5)	$0.7	$(57.7)	$—	$1.3	$(65.9)

Year Ended September 30, 2019
	Other Adjustments
	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	(viii)	Total
Cost of sales	$0.4	$—	$0.3	$2.1	$4.1	$—	$5.0	$—	$11.9
G&A expense	10.1	—	—	—	—	—	—	—	10.1
Other operating (income) expense	—	—	(0.3)	—	—	(0.4)	—	—	(0.7)
Total	$10.5	$—	$—	$2.1	$4.1	$(0.4)	$5.0	$—	$21.3
Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Three Months Ended September 30,				Year Ended September 30,
	2020		2019		2020		2019
	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$43.2	$23.8	$46.3	$31.0	$145.7	$134.3	$148.6	$69.4
Depreciation and amortization	16.8	3.5	14.9	4.5	67.4	14.2	57.2	17.7
EBITDA	$60.0	$27.3	$61.2	$35.5	$213.1	$148.5	$205.8	$87.1
Restructuring and related business transformation costs (a)	0.3	4.1	0.1	0.4	0.6	9.7	0.5	1.1
Transaction costs (b)	—	0.7	—	—	—	(0.5)	0.5	0.7
Legal fees (c)	—	—	—	0.6	—	—	—	0.6
Other losses (gains) and expenses (d)	—	0.6	—	0.8	—	(58.5)	0.1	10.4
Adjusted EBITDA	$60.3	$32.7	$61.3	$37.3	$213.7	$99.2	$206.9	$99.9
(a)    Represents costs and expenses in connection with restructuring initiatives distinct to our Integrated Solutions and Services and Applied Product Technologies segments. Such expenses are primarily composed of severance and relocation costs.
(b)    Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets, which resulted in a (decrease) increase to the fair valued amount of the earn-out recorded upon acquisition, distinct to our Integrated Solutions and Services and Applied Product Technologies segments.
(c)    Represents warranty costs associated with the settlement of a legacy claim, distinct to our Applied Product Technologies segment.
(d)    Other losses, (gains) and expenses distinct to our Integrated Solutions and Services and Applied Product Technologies segments include the following:

	Three Months Ended September 30,				Year Ended September 30,
	2020		2019		2020		2019
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Net pre-tax benefit on sale of the Memcor product line	$—	$0.3	$—	$—	$—	$(57.7)	$—	$—
Gain on sale of property	—	—	—	—	—	—	—	(0.4)
Remediation of manufacturing defects	—	—	—	0.4	—	(1.5)	—	2.1
Product rationalization in electro-chlorination business	—	0.3	—	0.4	—	0.7	—	3.7
Expenses related to maintaining non-operational business locations	—	—	—	—	—	—	0.1	—
Write-off of inventory	—	—	—	—	—	—	—	5.0
Total	$—	$0.6	$—	$0.8	$—	$(58.5)	$0.1	$10.4

Immaterial rounding differences may be present in the tables above.

Revenue by Source
Information regarding revenues disaggregated by source of revenue and segment is as follows:

	Three Months Ended September 30,
(In thousands)	2020			2019
	Integrated Solutions and Services	Applied Product Technologies	Total	Integrated Solutions and Services	Applied Product Technologies	Total	% Growth Total
Revenue from capital projects	$72,124	$99,433	$171,557	$66,517	$113,210	$179,727	(4.5)%
Revenue from aftermarket	28,334	29,862	58,196	29,481	44,634	74,115	(21.5)%
Revenue from service	148,990	5,118	154,108	152,045	6,581	158,626	(2.8)%
Total	$249,448	$134,413	$383,861	$248,043	$164,425	$412,468	(6.9)%
Net Sales Growth by Driver
The following is a reconciliation of net sales growth by driver for the three months and fiscal year ended September 30, 2020. Organic revenue growth is defined as the year-over-year rate of change in revenues excluding the impact of foreign exchange, acquisitions and divestitures.

	Q4'20 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	(6.9)%	0.6%	(5.8)%	(1.7)%
Integrated Solutions & Services	0.6%	—%	0.5%	0.1%
Applied Product Technologies	(18.3)%	1.4%	(15.4)%	(4.3)%

	FY20 Net Sales Growth % Change
	GAAP Reported	Currency	Acquisitions/ Divestitures	Organic
Evoqua Water Technologies	(1.0)%	(0.1)%	(2.5)%	1.5%
Integrated Solutions & Services	3.7%	(0.1)%	0.6%	3.2%
Applied Product Technologies	(9.1)%	(0.2)%	(7.6)%	(1.3)%

Adjusted Net Income

	Three Months Ended September 30, 2020
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs (b)	Share-based Compensation (b)	Transaction Costs (b)	Other (gains) losses (b)	Non-GAAP Adjusted
Revenue from product sales and services	$383.9	$—	$—	$—	$—	$383.9
Cost of product sales and services	(261.2)	3.9	—	0.2	0.1	(257.0)
Gross profit	122.7	3.9	—	0.2	0.1	126.9
General and administrative expense	(39.8)	1.9	1.9	0.7	(5.8)	(41.1)
Sales and marketing expense	(34.3)	0.2	—	—	—	(34.1)
Research and development expense	(3.6)	—	—	—	—	(3.6)
Other operating (expense) income, net	(0.4)	0.4	—	—	0.3	0.3
Interest expense	(9.4)	—	—	—	—	(9.4)
Income (loss) before income taxes	35.2	6.4	1.9	0.9	(5.4)	39.0
Income tax (expense) benefit (a)	(4.1)	(0.7)	(0.2)	(0.1)	0.6	(4.5)
Net income (loss)	31.1	5.7	1.7	0.8	(4.8)	34.5
Net income attributable to non-controlling interest	(0.2)	—	—	—	—	(0.2)
Net income (loss) attributable to Evoqua Water Technologies Corp.	$31.3	$5.7	$1.7	$0.8	$(4.8)	$34.7

Basic income (loss) per common share	$0.26	$0.05	$0.01	$0.01	$(0.04)	$0.29
Diluted income (loss) per common share	$0.26	$0.05	$0.01	$0.01	$(0.04)	$0.29

Basic # of shares (in millions)	116.7
Diluted # of shares (in millions)	120.7

	Three Months Ended September 30, 2019
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs (b)	Share-based Compensation (b)	Transaction Costs (b)	Other (gains) losses (b)	Non-GAAP Adjusted
Revenue from product sales and services	$412.5	$—	$—	$—	$—	$412.5
Cost of product sales and services	(282.2)	2.2	—	1.8	1.4	(276.8)
Gross profit	130.3	2.2	—	1.8	1.4	135.7
General and administrative expense	(64.4)	3.3	5.7	4.3	6.5	(44.6)
Sales and marketing expense	(35.4)	0.2	—	—	—	(35.2)
Research and development expense	(3.9)	—	—	—	—	(3.9)
Other operating income (expense), net	0.9	—	—	—	(0.4)	0.5
Interest expense	(14.8)	—	—	—	—	(14.8)
Income before income taxes	12.7	5.7	5.7	6.1	7.5	37.7
Income tax expense (a)	(10.8)	(1.5)	(1.5)	(1.6)	(1.9)	(17.3)
Net income	1.9	4.2	4.2	4.5	5.6	20.4
Net income attributable to non-controlling interest	0.2	—	—	—	—	0.2
Net income attributable to Evoqua Water Technologies Corp.	$1.7	$4.2	$4.2	$4.5	$5.6	$20.2

Basic income per common share	$0.01	$0.04	$0.04	$0.04	$0.05	$0.18
Diluted income per common share	$0.01	$0.03	$0.04	$0.04	$0.05	$0.17

Basic # of shares (in millions)	114.7
Diluted # of shares (in millions)	120.2

	Year Ended September 30, 2020
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs (b)	Share-based Compensation (b)	Transaction Costs (b)	Other (gains) losses (b)	Extraordinary interest expense (c)	Non-GAAP Adjusted
Revenue from product sales and services	1,429.5	—	—	—	—	—	1,429.5
Cost of product sales and services	(979.7)	9.9	—	0.1	1.4	—	(968.3)
Gross profit	449.8	9.9	—	0.1	1.4	—	461.2
General and administrative expense	(192.6)	6.8	10.5	1.8	(7.7)	—	(181.2)
Sales and marketing expense	(136.2)	0.3	—	—	—	—	(135.9)
Research and development expense	(13.2)	—	—	—	—	—	(13.2)
Other operating income (expense), net	60.6	0.4	—	—	(59.6)	—	1.4
Interest expense	(46.6)	—	—	—	—	1.8	(44.8)
Income (loss) before income taxes	121.8	17.4	10.5	1.9	(65.9)	1.8	87.5
Income tax (expense) benefit (a)	(7.4)	(0.7)	(0.4)	(0.1)	2.6	(0.1)	(6.1)
Net income (loss)	114.4	16.7	10.1	1.8	(63.3)	1.7	81.4
Net income attributable to non‑controlling interest	0.8	—	—	—	—	—	0.8
Net income (loss) attributable to Evoqua Water Technologies Corp.	$113.6	$16.7	$10.1	$1.8	$(63.3)	$1.7	$80.6

Basic income (loss) per common share	$0.97	$0.14	$0.09	$0.02	$(0.54)	$0.01	$0.69
Diluted income (loss) per common share	$0.94	$0.14	$0.08	$0.01	$(0.51)	$0.01	$0.67

Basic # of shares (in millions)	116.7
Diluted # of shares (in millions)	121.1

	Year Ended September 30, 2019
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs (b)	Share-based Compensation (b)	Transaction Costs (b)	Other (gains) losses (b)	Non-GAAP Adjusted
Revenue from product sales and services	$1,444.4	$—	$—	$—	$—	$1,444.4
Cost of product sales and services	(1,018.4)	7.5	—	3.2	11.9	(995.8)
Gross profit	426.0	7.5	—	3.2	11.9	448.6
General and administrative expense	(217.1)	15.5	20.0	8.4	10.1	(163.1)
Sales and marketing expense	(138.9)	1.1	—	—	—	(137.8)
Research and development expense	(15.3)	0.1	—	—	—	(15.2)
Other operating income (expense), net	5.0	—	—	—	(0.7)	4.3
Interest expense	(58.6)	—	—	—	—	(58.6)
Income before income taxes	1.1	24.2	20.0	11.6	21.3	78.2
Income tax expense (a)	(9.6)	(6.3)	(5.2)	(3.0)	(5.5)	(29.6)
Net (loss) income	(8.5)	17.9	14.8	8.6	15.8	48.6
Net income attributable to non‑controlling interest	1.0	—	—	—	—	1.0
Net (loss) income attributable to Evoqua Water Technologies Corp.	$(9.5)	$17.9	$14.8	$8.6	$15.8	$47.6

Basic (loss) income per common share	$(0.08)	$0.16	$0.13	$0.06	$0.14	$0.41
Diluted (loss) income per common share	$(0.08)	$0.16	$0.13	$0.06	$0.14	$0.41

Basic # of shares (in millions)	114.7
Diluted # of shares (in millions)	114.7

(a)     The blended statutory tax rate was 26% for all periods presented. The quarterly tax rate on Non-GAAP adjustments to net income was 11.6% and 26.0% for the three months ended September 30, 2020 and 2019, respectively. The annual tax rate on Non-GAAP adjustments to net income was 3.8% and 26.0% for the twelve months ended September 30, 2020 and 2019, respectively.
(b)    Refer to adjustments on the Adjusted EBITDA reconciliation included in the “Use of Non-GAAP Measures” section above.
(c)    In January 2020, the Company utilized $100 million of the proceeds from the sale of the Memcor product line to repay a portion of the Company’s First Lien Term Loans. As a result of the prepayment, the Company wrote off $1.8 million of deferred financing fees during the twelve months ended September 30, 2020.

Net debt leverage ratio

($ in millions)	9/30/2020	9/30/2019
Cash and cash equivalents	$193.0	$109.9

Revolving Credit Facility	—	—
First Lien Term Facility	819.3	928.8
Mortgage	1.7	1.6
Equipment financing facilities	64.5	46.8
Finance leases	37.6	36.1
Total debt including finance leases	923.1	1,013.3
Less unamortized discount and lenders fees	(9.4)	(12.1)
Total net debt including finance leases(1)	$720.7	$891.3

Leverage Table calculation:
Total net debt / Adjusted EBITDA(2)	3.0x	3.8x
(1) Total net debt is total debt less unamortized discount and lenders fees minus cash and cash equivalents.
(2) Adjusted EBITDA (with contributions from acquisitions) inclusive of completed acquisitions. For the definition of Adjusted EBITDA and a reconciliation to net income (loss), its most directly comparable financial measure presented in accordance with GAAP, see “Use of Non-GAAP Measures” section above..

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include among other things, general global economic and business conditions, including the impacts of the COVID-19 pandemic and disruptions in global oil markets; our ability to compete successfully in our markets; our ability to execute projects on budget and on schedule; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third-party property or the transmission of contaminants or diseases; our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins; our ability to implement our growth strategy, including acquisitions and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy; our ability to achieve the expected benefits of our restructuring actions, including restructuring our business into two segments; material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies; our ability to accurately predict the timing of contract awards; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; our ability to retain our senior management and other key personnel; our increasing dependence on the continuous and reliable operation of our information technology systems; risks associated with product defects and unanticipated or improper use of our products; litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large-scale projects; seasonality of sales and weather conditions; risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers; the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion; risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith; risks associated with international sales and operations, including our operations in China; our ability to adequately protect our intellectual property from third-party infringement; risks related to our substantial indebtedness; our need for a significant amount of cash, which depends on many factors beyond our control; AEA’s influence over us; and other factors described in the “Risk Factors” section to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, and in other periodic reports we file with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expectations for fiscal 2021 and statements related to COVID-19, the impact of which remains inherently uncertain. Additionally, any forward-looking statements made in this press release speak only as of the date of this release. We undertake no obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Sarah Brown
Director of Corporate Communications
Evoqua Water Technologies
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com